BRF S.A.

A Publicly Traded Company with Authorized Capital

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

SUMMARY OF THE MINUTES OF THE 11TH/13 ORDINARY MEETING OF THE BOARD OF DIRECTORS

DATE, PLACE AND TIME: July 26, 2013, at 9:00 a.m. at Rua Hungria, 1400 – 5th floor, São Paulo, SP. 1.  Approval of the results for the 2nd Quarter 2013 – The Management Report and Financial Statements for the Fiscal Period ending June 30, 2013 were approved. The matter was discussed jointly with the Fiscal Council/Audit Committee. 2.  Contracting of Finep – The contracting with Financiadora de Estudos e Projetos – Finep of finance in the amount of R$ 110,458,451.24 with respect to the project 0884/11, approved by DEC/DIR 0104 of June 5, 2013. The project relates to technological innovations through  research into the hog and poultry agricultural chains from the development of genetic material to the delivery of the animal for slaughter. 3.  Increase in the Capital of Levino Zaccardi. – The increase in Capital in the amount of R$ 2,89 million was approved with respect to a loan agreement constituted with the Argentine subsidiary. 4. Ratification of a branch in Bahrain- The establishment of a representative office in Bahrain was ratified, this to be installed at the address Instant Office & Business Centre, 14th Floor, Al Jasrah Tower, Diplomatic Area - Kingdom of Bahrain. The principal objective is the appropriate management of distribution agreements between PERDIX and INTERCOL and SADIA and TRAFCO. Among the office’s leading activities, the most important are: pricing, allocation of volumes by sales channels, planning of sales and shipments over the medium and long term, promotions and branding initiatives. The meeting was concluded on July 29, 2013. This is a summary of the entire Meeting and was signed by all the Directors: ABILIO DOS SANTOS DINIZ, Chairman; SÉRGIO RICARDO SILVA ROSA, Vice-Chairman; CARLOS FERNANDO COSTA; DÉCIO DA SILVA; JOSÉ CARLOS REIS MAGALHÃES NETO; LUIZ FERNANDO FURLAN; LUÍS CARLOS FERNANDES AFONSO; MANOEL CORDEIRO SILVA FILHO; PAULO ASSUNÇÃO DE SOUSA; PEDRO DE ANDRADE FARIA; WALTER FONTANA FILHO.

EDINA BIAVA

Secretary